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                                                                    Exhibit 99.1

RISK FACTORS AND CAUTIONARY STATEMENTS

When used in this Annual Report on Form 10-K and in future filings by the Company with the Securities and Exchange Commission, in our press releases, letters and reports to stockholders and in oral statements made by our representatives, the words or phrases "should result," "are expected to," "targeted," "will continue," "will approximate," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to certain risks and uncertainties, including those discussed below, that could cause our actual results to differ materially from our historical experience and our present expectations or projections. Caution should be taken not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The factors listed below could affect our financial performance and could cause our actual results for future periods to differ from any opinions or statements expressed with respect thereto. Such differences could be material and adverse. We will not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances occurring after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

WE ARE UNABLE TO PREDICT THE RESULTS OF THE INVESTIGATION WITH THE SEC.

We are currently the subject of an investigation by the Securities and Exchange Commission (the SEC). In the course of its investigation, the SEC staff has sought from us various documents and information concerning the financial results and transactions that were the subject of restatement by us in March and December 2002. In January 2003, the SEC staff received a formal order of investigation, which empowers it to issue subpoenas to us and to third parties. We have been cooperating fully with the SEC staff and intend to continue to do so. We may, however, be the subject of additional inquiries or become subject to a fine or other remedies. We also have incurred, and may continue to incur, significant legal expenses in connection with the investigation.

Our company and our current and former chief executive and chief financial officers are defendants in three federal securities actions filed in November and December 2002 in the U.S. District Court for the Eastern District of Wisconsin (the Federal Securities Actions). The complaints in these actions are substantially identical and allege, among other things, that during the period from February 2, 2001 to October 24, 2002 the defendants made false and misleading statements and omissions of material facts and that the plaintiffs and other members of a putative class of shareholders suffered damages as a result. The defendants in the Federal Securities Actions have moved to have the actions transferred to the District of Arizona and also have moved to dismiss the actions on various grounds. These motions are pending before the Court. Also pending before the Court is a motion by one of the plaintiffs to consolidate the three actions, for his appointment as class representative and for his selection of lead counsel.

We are also a nominal defendant in two substantially identical shareholder derivative actions filed in the Superior Court of Arizona, Maricopa County in January 2003 (the Shareholders Derivative Actions). The complaints allege, among other things, that certain of our current and former directors named in the complaints as defendants, breached their fiduciary duties to the Company in connection with certain alleged issues involving the Company's accounting practices and internal controls. The Complaint also names as a defendant the Company's external auditor. The parties in the Shareholder Derivative Actions have jointly moved to stay the proceedings, pending the resolution of the motions to dismiss the Federal Securities Actions. The Court has yet to rule on that request.

We believe the Federal Securities and Shareholder Derivative Actions are without merit and intend to vigorously defend ourselves. However, we cannot predict with certainty the outcome of these actions. We are likely to incur significant legal expense in connection with the defense of these claims. In addition, if we are not successful in our efforts to seek dismissal of these actions, we could incur substantial other expenses.

ESTIMATES OF FUTURE FINANCIAL RESULTS ARE INHERENTLY UNRELIABLE.

From time to time, our representatives may make public predictions or forecasts regarding the Company's future results, including estimates regarding future revenues, expense levels, tax rates, capital expenditures, earnings or earnings from operations. Any forecast regarding our future performance reflects various assumptions. These assumptions are subject to significant uncertainties, and, as a matter of course, many of them will prove to be incorrect. Further, the achievement of any forecast depends on numerous factors, including the considerations specific to our business that are outlined in this discussion as well as general economic and geopolitical trends that can adversely affect the market for our products and services. Many of the factors that can adversely affect our business are beyond our control. As a result, there can be no assurance that our performance will be consistent with any management forecasts or that the variation from such forecasts will not be material and adverse. Investors are cautioned not to base their entire analysis of

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our business and prospects upon isolated predictions, but instead are encouraged to utilize the entire available mix of historical and forward-looking information made available by us, and other information relating to our Company and its products, when evaluating our prospective results of operations.

CONSOLIDATION IN THE INDUSTRIES WE SERVE MAY ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND SERVICES.

Mergers, acquisitions and personnel changes at financial institutions and electronic funds transfer networks may adversely affect our business, financial condition and results of operations. Currently, the banking and EFT industries are consolidating, causing the number of financial institutions and processing networks to decline. This consolidation could cause us to lose:

-  current and potential customers;

- market share if the combined entity determines that it is more efficient to develop in-house products and services similar to ours or use our competitors' product and services; and

- revenue if the combined institution is able to negotiate a greater volume discount for, or discontinue the use of, our products and services.

For example, one of the larger customers of our electronic payments business, the STAR network, was purchased by one of our competitors, Concord EFS during 2001. We do not expect to realize material revenues from STAR in the future.

OUR ACQUISITION OF ATM MANAGEMENT COMPANIES MAY NOT BE SUCCESSFUL.

Since October 2001, we have been acquiring independent ATM management companies and we now operate the largest network of off-premise ATMs in North America. For the year ended December 31, 2002, this business segment contributed revenues of $115.6 million, or 21.3% of our total revenues, at an operating margin of 2.4%.

Our ability to improve the margins of this business will require us to effectively integrate the operations of acquired businesses into our organization, efficiently manage the deployment of the ATMs and generate additional sources of revenue from the installed ATM base and the sale of new machines. A key component of our integration efforts is the migration of the processing of the transactions generated at our ATMs from third parties to our own data centers. We provide the processing for 10,300 of the 15,400 ATMs we have deployed in the United States and we plan to convert approximately 3,000 of the remaining machines by the end of 2003. Processing for the approximately 2,100 remaining U.S. ATMs will be transitioned to our networks as existing contractual commitments expire or as the economics associated with accelerated contract cancellations makes it logical to do so. We do not, however, expect to convert the 1,400 ATMs we manage in Canada to our networks for a substantial period of time, if at all. All of the conversions require a degree of cooperation from existing third-party processors and so no assurance can be given that we will be successful in our conversion efforts.

We expect improvement in our ATM business to come from four major sources: (i) reduced operating costs through the integration of sales, marketing, operations and facilities, (ii) the elimination of third party processing fees by migrating the processing of ATM transactions to our data centers, (iii) the redeployment of under-performing or idle ATMs and (iv) additional revenues from branding and other value-added services. If we are not successful in our effort to improve the revenues and profitability of our ATM business, our future results of operations will be adversely affected. In addition, the expansion of the installed base of ATMs may require the application of increased amounts of cash to keep the machines appropriately supplied with cash for withdrawal by consumers.

Our ability to expand through acquisitions, including through our acquisition of ATM providers, involves many other risks, including:

- the operations, technology and personnel of any acquired companies may be difficult to integrate;

- the allocation of management resources to consummate these transactions may disrupt our day to day business;

- acquired businesses may not achieve anticipated revenues, earnings or cash flow. Such a shortfall could require us to write-down the goodwill associated with any acquired company, which would adversely affect our reported earnings.

In addition, regulations are currently being considered regarding the application of the Americans with Disabilities Act to ATM networks. Although any regulations could result in increased opportunities for ATM sales by us, they could also require us to retire or retrofit portions of the ATM base we own. It is also possible that existing ATM networks will be exempted from any future regulations. We are unable at this time to determine whether, and to what extent, any final regulations will impact our business.

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WE FACE INTENSE COMPETITION IN ALL AREAS OF OUR BUSINESS, AND IF WE DO NOT
COMPETE EFFECTIVELY, OUR BUSINESS WILL BE HARMED.

We face intense competition from a number of companies. Further, we expect that competition will intensify as the movement towards increasing consolidation within the financial services industry continues. Many of our competitors have significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than we do.

In the electronic payments market, our principal competitors include:

     - third-party debit network processors, including First Data, VISA Debit Processing Services, Concord EFS, Midwest Payment Systems and Fiserv.

     - financial institutions that have developed in-house processing capabilities or services similar to ours, including Bank of America, M&I Bank and Fifth Third National Bank;

In the ATM management services market, our competitors include Concord EFS, Genpass and numerous independent service organizations (ISOs).

In the decision support and risk management market, our principal competitors include:

     - providers of fraud management data and software including Equifax, Experian and TransUnion and other credit bureaus;

     - retail check verification and electronic check processing providers, including Certegy and Telecheck, a subsidiary of First Data Corporation.

In the professional services market, our competitors include:

     - electronic funds transfer software providers, including Transaction System Architects, S2, Oasis, Mosaic and PaySys;

     - outsourcing solutions companies, including Spectramind/Wipro Ltd, Daksh and Infosys Technologies.

In the market for electronic transaction processing, the principal factors on which we compete are price and service levels. Following the loss of our contract with STAR, the proportion of our electronic processing revenues derived from the processing of transactions that originate from ATM machines has substantially increased due to the loss of the POS debit transactions that were formerly routed through our switch by the STAR network. The future growth of our revenues in this market is dependent upon securing an increasing volume of transactions. If we cannot control our transaction processing expenses, we may not remain price competitive and our revenues will be adversely affected. Our revenues can also be adversely affected by pricing concessions we make in order to retain our existing customers or attract new customers. In addition, some of our competitors have indicated that they may be prepared to provide customer prospects with up-front cash incentives to acquire or retain their processing business. Given that these competitors have substantially greater financial resources than we do, it will be difficult for us to obtain significant new processing customers, or retain the customers we have, if this approach becomes a significant competitive factor.

We have also seen an effort by processors such as First Data, Concord and VISA that are affiliated with branded networks to seek exclusive processing relationships with the debit card-issuing financial institutions who subscribe to their networks. Ownership or control of a branded network also enables these competitors to influence the interchange fees financial institutions receive from retailers who accept debit transactions from the consumers who hold debit cards issued by these network participants. We are unable to predict whether this trend towards an increasing level of vertical integration between transaction processors and branded debit networks will have a positive or negative impact upon our processing business over the long-term.

In the market for ATM deployment, processing and management services, the primary basis of competition is price and service levels. Our ability to sell additional machines and processing contracts in this market is dependant on our ability to control our costs while maintaining effective levels of customer service. If we are not successful in these efforts we will not achieve the growth objectives we have for our ATM management or electronic transaction processing businesses.

Competition for our decision support and risk management products is based primarily on the quantity and quality of the data available to us for this purpose and, to a somewhat lesser degree, price. Our competitive position in these markets could be harmed if our competitors were able to compile different data sources and analytical capabilities that proved to be more effective than our products. In addition, competitive pressure on our check verification business is increasing and we expect that the revenues we receive from this business may decline somewhat in future periods.

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Our business process outsourcing and professional services offerings compete primarily on the basis of the quality of service levels and, to some degree, price. The future growth of this aspect of our business is dependent on demonstrating to our current and prospective customers that we are a dependable and efficient service provider.

In addition to our current competitors, it is reasonable to expect that we will encounter substantial competition from new companies. No assurance can be given that we will be able to compete effectively against current and future competitors. Increased competition could result in price reductions, reduced gross margins or loss of market share.

IF WE EXPERIENCE SYSTEM FAILURES, THE PRODUCTS AND SERVICES WE PROVIDE TO OUR CUSTOMERS COULD BE DELAYED OR INTERRUPTED, WHICH WOULD HARM OUR BUSINESS AND REPUTATION AND RESULT IN THE LOSS OF CUSTOMERS.

Our ability to provide reliable service largely depends on the efficient and uninterrupted operations of our computer and telecommunications network systems and our data centers. Any significant interruptions could severely harm our business and reputation and result in a loss of revenue and customers. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, unlawful acts, power loss, telecommunications failure, unauthorized entry and computer viruses. Although we have taken steps to prevent system failures, we cannot be certain that our measures will be successful and that we will not experience service interruptions. Further, our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur.

LEGISLATION RELATING TO CONSUMER PRIVACY PROTECTION COULD HARM OUR ABILITY TO COLLECT AND USE DATA, INCREASE OUR OPERATING COSTS OR OTHERWISE HARM OUR BUSINESS.

Existing and new laws and regulations relating to consumer privacy protection could harm our ability to collect and use consumer data, increase our operating costs or otherwise harm our business. We collect personal data about consumers for use in our decision support and risk management products. Due to the increasing public concern over consumer privacy rights, Congress and state legislatures have adopted and are considering adopting laws and regulations restricting the purchase, sale and sharing of personal information about consumers. For example, some states have restricted the sale of motor vehicle records, including driver's license lists, and some states refuse to disclose this information at all.

The federal financial modernization law, known as the Gramm-Leach-Bliley Act, imposes significant consumer information privacy requirements on any entity engaged in the business of providing financial services, including entities that provide services to financial institutions. Federal agencies, such as the Comptroller of the Currency and the Federal Trade Commission, have issued regulations to implement these requirements. The Act requires covered companies to develop and implement policies to protect the security and confidentiality of consumers' nonpublic personal information and to disclose those policies to consumers before a customer relationship is established and annually thereafter. In addition, the Act requires covered companies to give an opt-out notice to consumers before sharing consumer information with third parties. The opt-out notice requirement in the Act is subject to several exceptions for credit reporting and fraud prevention purposes. Although we believe these exceptions apply to our business, government agencies could interpret their regulations in a manner that could expand the scope of the Act in ways which could adversely affect our business. In addition, even if the regulations do not affect us directly, uncertainty over the scope of the regulations could make financial institutions unwilling or reluctant to share consumer-related information with us.

The Gramm-Leach-Bliley Act does not prohibit state legislation or regulations that are more restrictive on our collection and use of data. More restrictive legislation or regulations have been introduced in the past and could be introduced in the future in Congress and the states. For example, in the past legislation has been proposed which would require consumers to opt in to any plan which would allow their nonpublic personal information to be disclosed. We are unable to predict whether more restrictive legislation or regulations will be adopted in the future. Any future legislation or regulations could have a negative impact on our business.

In addition, the pre-emptive provisions of the Federal Fair Credit Reporting Act, which governs our SCAN(SM) and ChexSystems businesses, are currently scheduled to expire in January 2004. The expiration of these provisions means that state governments could also seek to issue legislation or regulations in this area. The creation of additional state regulations could complicate our compliance efforts and otherwise have a negative impact on our business. We are unable to predict whether the Federal pre-emptive provisions will be continued or whether any state would thereafter seek to implement more stringent requirements if they are not so continued.

IF THE SECURITY OF OUR DATABASES IS COMPROMISED, OUR REPUTATION COULD SUFFER AND CUSTOMERS MAY NOT BE WILLING TO USE OUR PRODUCTS AND SERVICES.

If the security of our databases is compromised, our business could be materially adversely affected. In our electronic payments and risk management businesses, we collect personal consumer data, such as names and addresses, social security numbers, drivers'

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license numbers, checking and savings account numbers and payment history records. Unauthorized access to our database could result in the theft or publication of personal confidential information and the deletion or modification of personal records or otherwise cause interruptions in our operations. These concerns about security are increased when we transmit information over the Internet. A security or privacy breach may:

     -   deter customers from using our products and services;

     -   harm our reputation;

     -   expose us to liability;

     - increase our operating expenses to remediate problems caused by the breach; and

     - decrease market acceptance of electronic commerce transactions in general.

WE ARE DEPENDENT ON DELUXE FOR A SIGNIFICANT PORTION OF OUR REVENUE.

During 2002, net sales to Deluxe represented 9.1% of our total revenues before reimbursed expenses. On a year-over-year basis, however, total revenues from Deluxe declined by 2.3% to $46.8 million during 2002 from $47.9 million in 2001. Although Deluxe has established minimum spending targets of $43 million per year through March 31, 2005 for software development and maintenance services it obtains from us, further efforts at expense reduction by Deluxe could cause the revenues we receive from Deluxe to continue to decline. The loss of Deluxe as a customer or a continuing material reduction in the amount of services it orders from us would materially adversely affect our future results of operations and financial condition.

WE MAY EXPERIENCE SOFTWARE DEFECTS, DEVELOPMENT DELAYS AND INSTALLATION DIFFICULTIES, WHICH WOULD HARM OUR BUSINESS AND REPUTATION AND EXPOSE US TO POTENTIAL LIABILITY.

Our services and products are based on sophisticated software and computing systems and we often encounter delays when developing new products and services. Further, the software underlying our products and services has occasionally contained and may in the future contain undetected errors or defects when first introduced or when new versions are released. In addition, we may experience difficulties in installing or integrating our products and technologies on platforms used by our customers or in new environments, such as the Internet. Defects in our software products, errors or delays in the processing of electronic transactions or other difficulties could result in:

     -   delays in market acceptance;

     -   additional development costs;

     -   diversion of technical and other resources;

     -   loss of customers;

     -   negative publicity; or

     -   exposure to liability claims.

Although we attempt to limit our potential liability for warranty claims through disclaimers and limitation-of-liability provisions in our license and client agreements, we cannot be certain that these measures will be successful in limiting our liability.

THERE ARE A NUMBER OF RISKS ASSOCIATED WITH OUR INTERNATIONAL SALES AND OPERATIONS THAT COULD HARM OUR BUSINESS.

Because we currently sell some of our products and services in Europe, Australia and Canada and provide outsourcing services from India, our business is subject to risks associated with doing business internationally. Also, we may not be successful in selling our services outside of the United States. In 2002, we generated approximately 8.7% of our net sales outside of the United States. Our future results could be harmed by a variety of factors, including:

     -   changes in foreign currency exchange rates;

     - changes in a specific country's or region's political and economic conditions, particularly in emerging markets;

     -   potentially unfavorable tax rules;

     -   tariffs, duties and other trade barriers;

     -   reduced protection for intellectual property rights;

     -   challenges in managing widespread operations;

     - changes in foreign laws and regulatory requirements or in foreign policy; and varying business practices in foreign countries.

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In addition, the process of selling our outsourcing services typically involves visits to our sites in India by prospective customers. Increased levels of international tension can result in prospective clients postponing or canceling plans to visit our facilities, lengthening the sales cycle and otherwise inhibiting our ability to grow this business.

CHANGES IN INDIAN TAX LAWS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Our Indian software development and business process management operations qualify for tax incentives associated with businesses which operate within designated geographic locations. These incentives generally provide us with exemptions from Indian tax on certain business income generated from these operations and phase out through March 2009. We cannot assure you that these tax benefits will be continued in the future at their current levels or at all. For example, the Indian tax laws were changed, effective April 1, 2002 through March 31, 2003, to subject 10% of our previously tax exempt income to a 36.75% tax. If our Indian tax benefits are further reduced or eliminated, our taxes in future periods would increase. Such an increase could reduce our profits.

WE FACE TERMINATION AND COMPLIANCE RISKS WITH RESPECT TO OUR GOVERNMENT
CONTRACTS.

All of our government contracts can be terminated at any time, without cause, by the contracting governmental entity. We realized 9.6% of our net sales 2002 (before reimbursed expenses) pursuant to contracts of this type. If a government contract is so terminated, we are generally entitled only to receive compensation for the services provided or costs incurred at the time of termination and a reasonable profit on the contract work performed prior to the date of termination. In addition, all of our government contracts require us to comply with various contract provisions and procurement regulations, and in some cases, accounting requirements. Violations of some of these provisions could, if not cured, result in termination of the contract and fines.

There will be a decline in the revenues of the government services business in 2003 due to the expiration of existing contracts. Our Medicaid eligibility verification contract with the state of New York expired in December 2002. The approximate annual revenue from this contract was $12 million. An EBT contract that generated approximately $4 million in revenue in 2002 also expired at the end of 2002. Although we have obtained and continue to seek additional EBT contracts, these new contracts will not generate sufficient revenues in 2003 to offset the approximately $16 million decline in revenues we will experience due to the contract expirations described above.

In addition, Citibank has been awarded the EBT contract for the Western States EBT Alliance (Arizona, Alaska, Colorado, Guam, Hawaii, Idaho and Washington). We currently act as a subcontractor to Citibank for this alliance and this relationship generated approximately $5.6 million in revenues (excluding revenues derived from reimbursed expenses) in 2002. We expect that, as a result of Citibank being awarded this EBT contract, our role as a subcontractor will be discontinued. This transition will begin to impact our business in 2003 and we expect to see the significant contracts for this coalition largely roll-off by the end of 2004.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

Despite our efforts to protect our intellectual property rights, third parties may infringe or misappropriate our intellectual property rights, or otherwise independently develop substantially equivalent products and services. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection could harm our business and ability to compete. We rely on a combination of trademark and copyright laws, trade secret protection and confidentiality and license agreements to protect our trademarks, software and know-how. We have also applied for patent protection on some of the features of our newer products. We may be required to spend significant resources to protect our trade secrets and monitor and police our intellectual property rights.

Third parties may assert infringement claims against us in the future. In particular, there has been a substantial increase in the issuance of business process patents, which may have broad commercial implications. Claims for infringement of all types of patents are becoming an increasing source of litigation. If we become subject to an infringement claim, we may be required to modify our products, services and technologies or obtain a license to permit our continued use of those rights. We may not be able to do either of these things in a timely manner or upon reasonable terms and conditions. Failure to do so could seriously harm our business and operating results. In addition, future litigation relating to infringement claims could result in substantial costs to us and a diversion of management resources. Adverse determinations in any litigation or proceeding could also subject us to significant liabilities and could prevent us from using some of our products, services or technologies.

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PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT A
CHANGE IN CONTROL.

Provisions of our certificate of incorporation and bylaws and Delaware law may delay or prevent a change in control of our Company that you may consider favorable. These provisions include the following:

     -   no cumulative voting by stockholders for directors;

     -   a classified board of directors with three-year staggered terms;

     - the ability of our board to set the size of the board of directors, to create new directorships and to fill vacancies;

     - the ability of our board to issue preferred stock, without stockholder approval, with rights and preferences that may be

     -   superior to our common stock;

     -   the ability of our board to amend our bylaws;

     -   a prohibition of stockholder action by written consent;

     - advance notice requirements for stockholder proposals and for nominating candidates to our board;

     - restrictions under Delaware law on mergers and other business combinations between us and any holder of 15% or more of

     -   our outstanding common stock;

     - a requirement that 66-2/3% of our stockholders and 66-2/3% of our directors approve certain corporate transactions, including mergers and consolidations, sales of assets or amendments to our certificate of incorporation; and

     - we have adopted a stockholder rights plan, which discourages the unauthorized acquisition of 15% or more of our common stock or an unauthorized exchange or tender offer..